EXHIBIT 11


                          FIRST KEYSTONE CORPORATION
                   COMPUTATION OF EARNINGS PER COMMON SHARE

                For the Nine Month Period Ended September 30,
                                  1998  1997

(Dollars in Thousands)

Primary
  Net Income                                 $   3,658     $   3,455
    Shares<F1>
      Weighted average number of
        common shares outstanding            2,931,648     2,933,727
      Adjustments - increases or
        decreases                                 None          None
       Weighted average number of
         common shares outstanding
         as adjusted                         2,931,648     2,933,727

       Primary earnings per common share     $    1.25     $    1.18


Assuming full dilution
  Net Income                                 $   3,658     $   3,455
    Shares<F1>
       Weighted average number of
         common shares outstanding           2,931,746     2,933,727
       Adjustments - increases or
         decreases                                None     None
       Weighted average number of
         common shares outstanding
         as adjusted                         2,931,746     2,933,727

       Earnings per common share
         assuming full dilution              $    1.25     $    1.18



<F1>
Restated to reflect a 3 for 1 stock split issued in the form of a 200% stock dividend paid in 1998.


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